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                                                                      Exhibit 12

               AIR PRODUCTS AND CHEMICALS, INC., AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                   (Unaudited)

                                                                                                   Three
                                                                                                   Months
                                                                                                   Ended
                                                             Year Ended 30 September               31 Dec
                                                ------------------------------------------------  --------
                                                  1999      2000      2001      2002      2003      2003
                                                  ----      ----      ----      ----      ----      ----
EARNINGS:
Income from continuing operations               $  450.5  $  124.2  $  465.6  $  525.4  $  400.2  $  131.8

Add (deduct):
   Provision for income taxes                      209.5      (7.5)    196.2     247.5     154.0      52.9

   Fixed charges, excluding capitalized
     interest                                      194.4     232.6     226.5     150.3     150.6      37.9

   Capitalized interest amortized during the
     period                                          6.1       6.6       7.1       7.2       6.5       2.1

   Undistributed earnings of
     less-than-fifty-percent-owned affiliates      (44.5)    (32.1)    (34.3)    (42.8)     (2.6)     (9.7)
                                                --------  --------  --------  --------  --------  --------

     Earnings, as adjusted                      $  816.0  $  323.8  $  861.1  $  887.6  $  708.7  $  215.0
                                                ========  ========  ========  ========  ========  ========

FIXED CHARGES:

Interest on indebtedness, including capital
   lease obligations                            $  175.4  $  210.3  $  201.6  $  126.4  $  126.9  $   31.7

Capitalized interest                                24.7      19.7       8.8      11.7       6.2       3.6

Amortization of debt discount premium and
   expense                                           1.3       3.1       5.6       2.2       2.1       0.5

Portion of rents under operating leases
   representative of the interest factor            17.7      19.3      19.3      21.7      21.6       5.7
                                                --------  --------  --------  --------  --------  --------

     Fixed charges                              $  219.1  $  252.4  $  235.3  $  162.0  $  156.8  $   41.5
                                                ========  ========  ========  ========  ========  ========

RATIO OF EARNINGS TO FIXED CHARGES:                  3.7       1.3       3.7       5.5       4.5       5.2
                                                ========  ========  ========  ========  ========  ========